Exhibit 10.9

ACTELIS NETWORKS, INC.
2025 EQUITY INCENTIVE PLAN

1. Establishment, Purpose, Duration.

a. Establishment. Actelis Networks, Inc. (the “Company”) hereby establishes an equity compensation plan to be known as the Actelis Networks, Inc. 2025 Equity Incentive Plan (the “Plan”), effective as of ____________, 2025 (the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company at the 2025 Annual Meeting of Stockholders. Definitions of certain capitalized terms used in the Plan are contained in Section 2 hereof.

b. Purpose. The purpose of the Plan is to attract and retain Directors, Consultants, officers and other key Employees of the Company and its Subsidiaries, and to provide to such persons incentives and rewards for superior performance.

c. Duration. No Award may be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

d. Termination of 2015 Plan. If the Company’s stockholders approve the Plan at the 2025 Annual Meeting of Stockholders, the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) will terminate in its entirety effective upon stockholder approval of the Plan, and no further awards may be granted under the 2015 Plan thereafter; provided that (i) all outstanding awards under the 2015 Plan as of the date of the 2025 Annual Meeting of Stockholders shall remain outstanding and shall be administered and settled in accordance with their terms and the provisions of the 2025 Plan and (ii) Shares that remain to be granted pursuant to the 2015 Plan on the date hereof shall be added to, the Share limit in Section 3(a) hereof.

2. Definitions. As used in the Plan, the following definitions shall apply.

a. “Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted or administered or in which Participants work or reside.

b. “Award” means an award of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units or Other Share-Based Awards granted pursuant to the terms and conditions of the Plan.

c. “Award Agreement” means either: (i) an agreement, in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (ii) a statement, in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

d. “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

e. “Board” means the Board of Directors of the Company.

f. “Cause” as a reason for the Company’s (or a Subsidiary’s) termination of a Participant’s Continuous Service shall have the meaning specified in the applicable Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Subsidiary or, in the absence of any such agreement that defines the term, “Cause” shall mean: (i) conduct by the Participant constituting a material act of willful misconduct in connection with the performance of the Participant’s duties that results in loss, damage or injury that is material to the Company or a Subsidiary; (ii) the commission by the Participant of any felony; (iii) continued, willful and deliberate non-performance by the Participant of the Participant’s duties to the Company or a Subsidiary (other than by reason of the Participant’s physical or mental illness, incapacity or disability); (iv) Participant’s material breach of any employment agreement, consulting agreement or agreement regarding nondisclosure of confidential information that results in loss, damage or injury that is material to the Company or a Subsidiary; (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or a Subsidiary to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations; or (vi) fraud, embezzlement or theft against the Company or any of its Subsidiaries or affiliates. With respect to the events in (i), (iii) and (iv) herein, the Company or a Subsidiary shall have delivered written notice to the Participant of its intention to terminate the Participant’s employment or other service for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Company’s (or Subsidiary’s) right to terminate the Participant’s employment or other service for Cause and the Participant shall not have cured such circumstances to the extent such circumstances are reasonably susceptible to cure, as determined by the Company (or Subsidiary) in good faith, within thirty (30) days following the delivery of such notice to the Participant.

g. “Change of Control” shall mean, unless otherwise specified in an Award Agreement, the occurrence of any of the following:

(i) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Subsidiaries or by any employee benefit plan of the Company or a Subsidiary) pursuant to a transaction or a series of related transactions; or

(ii)  The closing of either (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. For this purpose, “Incumbent Directors” shall mean members of the Board who either (A) are directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change of Control, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

h. “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated and in effect thereunder.

i. “Committee” means the Board’s Compensation Committee or such other committee or subcommittee of the Board as may be duly appointed to administer the Plan, and having such powers in each instance as shall be specified by the Board. To the extent required by Applicable Laws, the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “independent director” within the meaning of applicable rules of any securities exchange upon which Shares are listed.

j. “Company” means Actelis Networks, Inc., a Delaware corporation, and any successor thereto.

k. “Consultant” means an independent contractor who (i) performs services for the Company or a Subsidiary in a capacity other than as an Employee or Director, and (ii) qualifies as a consultant under the applicable rules of the SEC for registration of shares on a Form S-8 Registration Statement.

l. “Continuous Service” means the uninterrupted provision of services to the Company or any Subsidiary in any capacity of Employee, Director or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence; (ii) transfers among the Company, any Subsidiaries, or any successor entities, in any capacity of Employee, Director or Consultant; or (iii) any change in status as long as the individual remains in the service of the Company, a Subsidiary, or successor of either in any capacity of Employee, Director or Consultant (except as otherwise provided in such individual’s Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

m. “Date of Grant” means the date specified by the Committee on which the grant of an Award is to be effective. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee to grant such Award. In no event shall the Date of Grant be earlier than the Effective Date.

n. “Director” means any individual who is a member of the Board and who is not an Employee.

o. “Effective Date” has the meaning given such term in Section 1(a) hereof.

p. “Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Laws.

q. “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated and in effect thereunder, as such law, rules and regulations may be amended from time to time.

r. “Fair Market Value” means the value of one Share on any relevant date, determined under the following rules: (i) the closing sale price per Share on that date as reported on the Nasdaq Stock Market or such other principal exchange on which Shares are then trading, if any, or if there are no sales on that date, on the next preceding trading day during which a sale occurred; (ii) if the Shares are not reported on a principal exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (iii) if neither (i) nor (ii) applies, (A) with respect to Stock Options, Stock Appreciation Rights and any Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (B) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

s. “Incentive Stock Option” or “ISO” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

t. “Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

u. “Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 10 hereof.

v. “Parent” means: (i) with respect to an Incentive Stock Option, a “parent corporation” as defined under Section 424(f) of the Code; and (ii) for all other purposes under the Plan, any corporation or other entity which owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) in the Company by reason of stock ownership or otherwise.

w. “Participant” means any eligible individual as set forth in Section 5 who holds one or more outstanding Awards.

x. “Performance Award” has the meaning given such term in Section 14(a).

y. “Performance Objectives” means the performance objective or objectives that may be established by the Committee with respect to an Award granted pursuant to the Plan. Any Performance Objectives may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of the individual Participant, and may include, without limitation, the Performance Objectives listed in Section 14(a). The Performance Objectives may be made relative to the performance of a group of comparable companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Objectives as compared to various stock market indices. Performance Objectives may be stated as a combination of such factors. Any Performance Objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), if applicable, or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

z. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

aa. “Plan“ means this Actelis Networks, Inc. 2025 Equity Incentive Plan, as amended from time to time.

bb. “Restricted Shares” means Shares granted or sold pursuant to Section 8 hereof as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 8 has expired.

cc. “Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restricted period made pursuant to Section 9 hereof.

dd. “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

ee. “Share” means a share of common stock of the Company, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 16 hereof.

ff. “Stock Appreciation Right” means a right granted pursuant to Section 7.

gg. “Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 6 hereof. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

hh. “Subsidiary” means: (i) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (ii) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

ii. “Substitute Award” means an Award that is granted in assumption of, or in substitution or exchange for, an outstanding award previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

jj. “Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

kk. “2015 Plan” has the meaning given such term in Section 1(d) hereof.

3. Shares Available Under the Plan.

a. Shares Available for Awards. Subject to Section 16 relating to capitalization adjustments, the maximum number of Shares that may be granted pursuant to Awards under the Plan shall be 1,800,000 Shares, increased by (i) one Share for each share that is available for issuance under the Company’s 2015 equity incentive plan (the “2015 Plan”) and (ii) one Share for each share returned to the 2015 Plan in accordance with the provision of section 3 of the 2015 Plan, all of which may be issued pursuant to Incentive Stock Options Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing.

b. Share Counting. Except as provided in Section 3(c) hereof, the following Shares shall not count against, or shall be added back to, the Share limit in Section 3(a) hereof: (i) Shares covered by an Award that expires or is forfeited, canceled, surrendered, or otherwise terminated; (ii) Shares covered by an award granted under the Prior Plan that, after stockholder approval of the Plan, is forfeited, canceled, surrendered, or otherwise terminated; (iii) Shares covered by an Award that is settled only in cash; and (iv) Substitute Awards (except as may be required by reason of the rules and regulations of any stock exchange or other trading market on which the Shares are listed). This Section 3(b) shall apply to the number of Shares reserved and available for Incentive Stock Options only to the extent consistent with applicable Code provisions relating to Incentive Stock Options under the Code.

c. Prohibition of Liberal Share Recycling. Notwithstanding Section 3(b), the following Shares subject to an Award shall not again be available for grant as described above, regardless of whether those Shares are actually issued or delivered to the Participant: (i) Shares tendered in payment of the exercise price of a Stock Option; (ii) Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation with respect to an Award; and (iii) Shares that are repurchased by the Company with Stock Option proceeds. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

d. Limits on Awards to Certain Directors. Notwithstanding any other provision of the Plan to the contrary and except as otherwise provided in this Section 3(d), the aggregate grant date fair value (determined as of the Date of Grant in accordance with FASB ASC Topic 718) of all Awards granted to any Director (other than any Chair or Vice Chair of the Board) during any single fiscal year, together with any cash compensation earned by such Director during such fiscal year, shall not exceed seven hundred fifty thousand dollars ($750,000). For purposes of clarity, the limit set forth in this Section 3(d) shall not apply to the compensation of any Chair or Vice Chair of the Board.

4. Administration of the Plan.

a. In General. The Plan shall be administered by the Committee. Except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to: (i) select Award recipients; (ii) determine the sizes and types of Awards; (iii) determine the terms and conditions of Awards in a manner consistent with the Plan; (iv) grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or (v) accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan; (vi) construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; (vii) establish, amend, or waive rules and regulations for the Plan’s administration; and (viii) take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate. To the extent permitted by Applicable Laws, the Committee may, in its discretion, delegate to one or more Directors or Employees any of the Committee’s authority under the Plan. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

b. Determinations. The Committee shall have no obligation to treat Participants or eligible Employees, Directors and Consultants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees, Directors or Consultants who are eligible to receive, Awards (whether or not such Participants or eligible Employees, Directors or Consultants are similarly situated). All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, stockholders, Directors, Consultants, Employees, Participants and their estates and beneficiaries.

c. Authority of the Board. The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility, or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4(c)) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control. Without limiting the foregoing, the Board specifically reserves the authority to approve and administer all Awards granted to Directors under the Plan, and any references in the Plan to the “Committee” with respect to any such Awards shall be deemed to refer to the Board.

5. Eligibility and Participation. Each Employee, Director and Consultant is eligible to participate in the Plan, upon selection by the Committee, in the Committee’s discretion. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Laws and the amount of each Award. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

6. Stock Options. Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement. Each Stock Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option, the number of Shares covered by the Stock Option, the conditions upon which the Stock Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. No dividend equivalents may be granted with respect to the Shares underlying a Stock Option.

b. Exercise Price. The exercise price per Share of a Stock Option shall be determined by the Committee at the time the Stock Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Option (other than a Substitute Award) be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c. Term. The term of a Stock Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Option exceed ten (10) years from its Date of Grant.

d. Exercisability. Stock Options shall become vested and exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement, subject to the terms and conditions of the Plan. Such terms and conditions may include, without limitation, the satisfaction of (i) one or more Performance Objectives, and (ii) time-based vesting requirements.

e. Exercise of Stock Options. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of a Stock Option may be paid, in the discretion of the Committee and as set forth in the applicable Award Agreement: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise or through a broker-assisted arrangement to the extent permitted by Applicable Laws); (iv) by a combination of the methods described in the foregoing clauses (i), (ii) and/or (iii); or (v) through any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

f. Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(i) Incentive Stock Options may be granted only to Employees. The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(ii) To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the Stock Option shall be treated as a Nonqualified Stock Option.

(iii) No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Stockholder, unless (A) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant, and (B) the term of such Incentive Stock Option shall not exceed five (5) years from the Date of Grant.

7. Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. No dividend equivalents may be granted with respect to the Shares underlying a Stock Appreciation Right.

b. Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right (other than a Substitute Award) be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c. Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Date of Grant.

d. Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement, subject to the terms and conditions of the Plan. Such terms and conditions may include, without limitation, the satisfaction of (i) one or more Performance Objectives, and (ii) time-based vesting requirements.

e. Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (i) the excess of (A) the Fair Market Value of a Share on the exercise date over (B) the exercise price per Share, multiplied by (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8. Restricted Shares. Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement. Each Restricted Share Award shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restricted period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares subject to the terms and conditions of the Plan. Unless otherwise provided in the related Award Agreement or required by Applicable Law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

c. Custody of Certificates. To the extent deemed appropriate by the Committee, the Company may retain any certificates representing Restricted Shares in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

d. Rights Associated with Restricted Shares during Restricted Period. During any restricted period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise any voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to any dividends and other distributions paid with respect to such Restricted Shares during the restricted period; provided, however, that any dividends with respect to unvested Restricted Shares shall be accumulated or deemed reinvested in additional Restricted Shares (as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement), subject to the same terms and conditions as the original Award (including service-based vesting conditions and any Performance Objectives) until such Award is earned and vested.

9. Restricted Share Units. Subject to the terms and conditions of the Plan, Restricted Share Units may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement. Each Restricted Share Unit Award shall be evidenced by an Award Agreement that shall specify the number of units, the restricted period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units to the Participant, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share Unit, restrictions based on the achievement of specific Performance Objectives or time-based restrictions or holding requirements.

c. Form of Settlement. Restricted Share Units may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

10. Other Share-Based Awards. Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion, subject to the terms and conditions of the Plan. Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Committee shall determine, including without limitation, unrestricted Shares or time-based or performance-based units that are settled in Shares and/or cash.

a. Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Form of Settlement. An Other Share-Based Award may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

11. Dividend Equivalents. Awards granted under the Plan (other than Stock Options and Stock Appreciation Rights) may provide the Participant with dividend equivalents, payable on a contingent basis and either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that any dividend equivalents with respect to an unvested Award shall be either accumulated in cash or deemed reinvested in additional Restricted Share Units, subject to the same terms and conditions as the original Award (including service-based vesting conditions and the achievement of any Performance Objectives) until such Award is earned and vested. Notwithstanding anything to the contrary herein, no dividend equivalents may be granted under the Plan with respect to the Shares underlying any Stock Option or Stock Appreciation Right.

12. Termination of Relationship as Service Provider. Any unvested Awards as of the Date of termination of Continuous Service shall terminate effective as of the Date of Termination, and the Shares covered by the unvested portion of the Award shall revert to the Plan. Unless otherwise determined by the Board, upon Participant’s termination of Continuous Service, such Participant may exercise its outstanding Stock Options within such period of time as is specified in the Award Agreement or the Plan to the extent that the Stock Options are vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If, after termination of Continuous Service the Participant does not exercise the vested Stock Options within the time specified in the Award Agreement or the Plan, the Stock Option shall terminate, and the Shares covered by such Stock Option shall revert to the Plan. In the absence of a provision specifying otherwise in the relevant Award Agreement or unless otherwise resolved by the Administrator, then:

a. In the event of termination of Continuous Service for any reason other than termination for Cause, or as a result of the Participant’s death or Disability, then the vested Stock Options shall remain exercisable until the earlier of (i) a period of three (3) months from the date of termination of Continuous Service; or (ii) expiration of the term of the Stock Option as set forth in the Plan.

b. In the event of a termination of Continuous Service as a result of the Participant’s Disability or death, then the vested Options shall remain exercisable until the earlier of (i) a period of twelve (12) months from the date of termination of Continuous Service; or (ii) expiration of the term of the Stock Option as set forth in the Plan.

c. In the event of termination of Continuous Service for Cause, then all Stock Options will terminate immediately upon the date of such termination for Cause, such that the unvested portion of the Awards will not vest, and the vested portion of the Awards will no longer be exercisable (if applicable), unless otherwise determined by the Administrator. In addition, any Shares issued upon exercise or (if applicable) vesting of Awards, whether held by the Participant or in custody for the Participant’s benefit, shall be deemed to be irrevocably offered for sale to the Company, any of its affiliates or any person designated by the Company to purchase, at the Company’s election and subject to Applicable Law, either for no consideration, for the par value of such Shares or against payment of the exercise price paid with respect to such Shares upon their issuance, as the Board deems fit, upon written notice to the Participant at any time after the Participant’s termination of Continuous Service. Such Shares or other securities shall be sold and transferred within 30 days from the date of the Company’s notice of its election to exercise its right. If the Participant fails to transfer such Shares or other securities to the Company, the Company shall be entitled to forfeit or repurchase such Shares and to authorize any person to execute on behalf of the Participant any document necessary to effect such transfer, whether or not the share certificates are surrendered and take any other action necessary in order to achieve such results, all as shall be determined by the Board, at its sole and absolute discretion, and the Participant is deemed to irrevocably empower the Company or any person which may be designated by it to take any action by, in the name of or on behalf of the Participant to comply with and give effect to such actions.

d. All Restricted Shares still subject to restriction under the applicable restriction period as of the date of termination of Continuous Service, as set forth in the Award Agreement, shall be forfeited or otherwise subject to repurchase by the Company as of the date termination of Continuous Service in consideration for the par-value or the purchase price of such Shares, as applicable, notwithstanding the circumstances of such termination of engagement.

e. All Restricted Share Units shall cease vesting immediately upon the date of termination of Continuous Service, and the unvested Restricted Share Units awarded to the Participant shall be forfeited, notwithstanding the circumstances of such termination of the engagement.

f. For the purpose of this Section 12(a), a Participant shall be deemed to have been terminated for Cause, regardless of the actual reason for termination of employment or services, if within 90 days of the date termination of Continuous Service, the Company determines that the Participant has engaged in activity, either prior to or following the Date of Termination, that would have been grounds for termination for Cause as defined herein.

g. For the avoidance of doubt, the Company may provide notice to a Participant regarding the expiration of an applicable exercise period for outstanding and vested options as set forth in the Plan and/or the Award Agreement, however, it is under no obligation to provide such further notice and the participant shall not have any claims or demands in the event that no further notice is provided.

13. Compliance with Section 409A. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section 13): (a) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted, modified or adjusted under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (b) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant, no distribution or payment of any amount shall be made before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code, or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14. Performance Objectives.

a. In General. As provided in the Plan, the vesting, exercisability and/or payment of any Award may be conditioned upon the achievement of one or more Performance Objectives (any such Award, a “Performance Award”). Any Performance Objectives shall be based on the achievement of one or more criteria selected by the Committee, in its discretion, which may include, but shall not be limited to, the following: (i) revenue; (ii) earnings before interest, taxes, depreciation and amortization, as adjusted (EBITDA as adjusted); (iii) income before income taxes and minority interests; (iv) operating income; (v) pre- or after-tax income; (vi) average accounts receivable; (vii) cash flow; (viii) cash flow per share; (ix) net earnings; (x) basic or diluted earnings per share; (xi) return on equity; (xii) return on assets; (xiii) return on capital; (xiv) growth in assets; (xv) economic value added; (xvi) share price performance; (xvii) total stockholder return; (xviii) improvement or attainment of expense levels; (xix) market share or market penetration; (xx) business expansion, and/or acquisitions or divestitures; or (xxi) environmental, social or governance metrics.

b. Establishment of Performance Objectives. With respect to any Performance Award, the Committee shall establish in writing the Performance Objectives, the performance period, and any formula for computing the payout of the Performance Awards. Such terms and conditions shall be established in writing during the first ninety days of the applicable performance period (or by such other date as may be determined by the Committee, in its discretion).

c. Certification of Performance. Prior to payment, exercise or vesting of any Performance Award, the Committee will certify in writing whether the applicable Performance Objectives and other material terms imposed on such Performance Award have been satisfied, and, if they have, ascertain the amount of the payout or vesting of the Performance Award.

d. Adjustments. If the Committee determines that a change in the Company’s business, operations, corporate structure or capital structure, or in the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may, in its discretion and without the consent of any Participant, adjust such Performance Objectives or the related level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of events that are unusual in nature or infrequent in occurrence (as determined in accordance with applicable financial accounting standards), cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges.

15. Transferability. Except as otherwise determined by the Committee, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued or delivered under such Award. Except as otherwise determined by the Committee, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

16. Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the number and kind of Shares specified in Section 3 of the Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards and the exercise price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances, and may require in connection therewith the surrender of all Awards so replaced. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 16 that would (a) cause any Stock Option intended to qualify as an ISO to fail to so qualify, (b) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (c) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant.

17. Fractional Shares. The Company shall not be required to issue or deliver any fractional Shares pursuant to the Plan and, unless otherwise provided by the Committee, fractional shares shall be settled in cash.

18. Taxes.

a. Withholding Taxes. To the extent required by Applicable Laws, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of the exercise of a Stock Option or Stock Appreciation Right, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue or deliver Shares, make any payment, or recognize the transfer or disposition of any Shares, until such withholding tax obligations are satisfied. The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, in each case having a value (as determined by the Company) equal to the amount required to be withheld. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee. In no event will the value of the Shares to be withheld or tendered pursuant to this Section 18 to satisfy applicable withholding taxes exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions.

b. The Company and its affiliates do not undertake or assume any liability or responsibility to the effect that any award shall qualify with any particular tax regime or rules applying to particular tax treatment or tax advantage of any type and the Company and its affiliates shall bear no liability in connection with the manner in which any award is treated for tax purposes, regardless of whether the Award was granted or intended to qualify under any particular tax regime or treatment. The Company and its affiliates do not undertake and shall not be required to take any action in order to qualify any Award with the requirements of any particular tax treatment and no indication in any documents to the effect that any Award is intended to qualify for any tax treatment shall imply such undertaking. Moreover, no assurance is made by the Company or any of its affiliates that any particular tax treatment on the date of grant will continue to exist or that the Award would qualify at the time of exercise or disposition thereof with any particular tax treatment. The Company and its affiliates shall not have any liability or obligation of any nature in the event that an Award does not qualify for any particular tax treatment, regardless whether the Company could have or should have taken any action to cause such qualification to be met.

c. In the event a Participant obtains knowledge of any tax authority inquiry, audit, assertion, determination, investigation, or question relating in any manner to the Awards granted hereunder and/or Shares issued thereunder the Participant shall immediately notify the Company in writing and shall continuously inform the Company of any developments, proceedings, discussions and negotiations relating to such matter, and shall allow the Company and its representatives to participate in any proceedings and discussions concerning such matters and shall provide to the Company any information or document relating to any matter hereof, which the Company, in its discretion, requires.

19. Non-U.S. Participants. Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals, or who are subject to Applicable Laws of one or more non-United States jurisdictions, on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may approve such sub-plans, supplements to or amendments, modifications, restatements or alternative versions of this Plan as may be necessary or advisable to comply with provisions of Applicable Laws of other countries in which the Company or its Subsidiaries operate or have Employees or Consultants.

20. Compensation Recovery Policy. Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of the Company’s Compensation Recovery Policy as in effect from time to time (and any similar, supplemental, or successor policy).

21. Change of Control.

a. In General. The provisions of this Section 21 shall apply, notwithstanding any other provision of this Plan to the contrary, except to the extent otherwise specifically provided in a Participant’s Award Agreement.

b. Awards that are Assumed. To the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change of Control (or, if the Company is the resulting entity in the Change of Control, to the extent such Awards are continued by the Company), then, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant: (i) any outstanding Awards that are subject to Performance Objectives shall be converted to service-vesting awards by the resulting entity, as if “target” performance had been achieved as of the date of the Change of Control, and shall continue to vest based on the Participant’s Continuous Service during the remaining performance period or other period of required service, and (ii) all other Awards shall continue to vest during the applicable vesting period, if any.

c. Awards that are not Assumed. To the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in connection with a Change of Control (or, if the Company is the resulting entity in the Change of Control, to the extent such Awards are not continued by the Company), then effective immediately prior to the Change of Control, except as otherwise provided in the applicable Award Agreement or in another written agreement with the Participant, or in a Company severance plan applicable to the Participant: (i) all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and shall remain exercisable for the full duration of their term, (ii) all restrictions with respect to outstanding Awards shall lapse, with any specified Performance Objectives with respect to outstanding Awards deemed to be satisfied at the “target” level, and (iii) all outstanding Awards shall become fully vested.

d. Cancellation Right. The Committee may, in its sole discretion and without the consent of Participants, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, provide that any outstanding Award (or a portion thereof) shall, upon the occurrence of such Change of Control, be cancelled in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a Change of Control) in an amount equal to the excess, if any, of the Fair Market Value of the Shares subject to the Award, over any exercise price related to the Award, which amount may be zero if the Fair Market Value of a Share on the date of the Change of Control does not exceed the exercise price per Share of the applicable Awards.

22. Amendment, Modification and Termination.

a. In General. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment that requires stockholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment is approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard, rule or law.

b. Adjustments to Outstanding Awards. The Committee may, in its sole discretion and without the consent of any Participant, at any time (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare.

c. Prohibition on Repricing Without Stockholder Approval. Except for adjustments made pursuant to Sections 16 or 21 hereof, the Committee will not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price of such Award. No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash, without approval of the stockholders of the Company, except as provided in Sections 16 or 21 hereof. Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the stockholders of the Company. This Section 22(c) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Sections 16 or 21 hereof.

d. Effect on Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary (other than Sections 14(d), 16, 21, 22(b) and 24(e) hereof, which specifically do not require the consent of Participants), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided, however, that the Committee may modify an ISO held by a Participant to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code without the Participant’s consent.

23. Applicable Laws. The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

24. Miscellaneous.

a. Stock Ownership Guidelines. By accepting any Award under the Plan, each Participant shall thereby agree to comply with the terms and conditions of any stock ownership guidelines the Company may maintain or establish, as the same may be applicable to the Participant from time to time, including any applicable stock retention requirements thereunder.

b. Deferral of Awards. Except with respect to Stock Options, Stock Appreciation Rights and Restricted Shares, the Committee, in its discretion, may permit Participants to elect to defer the issuance or delivery of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. Any elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

c. No Right of Continued Service. The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. Awards granted under the Plan shall not be considered a part of any Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event shall any Award be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or affiliate.

d. Unfunded, Unsecured Plan. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

e. Severability. If any provision of the Plan or an Award Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any Applicable Law, as determined by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to such Applicable Law or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

f. Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan, any Award Agreement and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

g. Successors. All obligations of the Company under the Plan and with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award Agreements shall be deemed to refer to such successors.

APPENDIX A

ACTELIS NETWORKS, INC.
2025 EQUITY INCENTIVE PLAN

FOR CALIFORNIA RESIDENTS ONLY

This Appendix A to the Actelis Networks, Inc. 2025 Equity Incentive Plan (the “Plan”) shall have application only to Participants in the Plan who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided in this Appendix.

Notwithstanding any provision contained in the Plan to the contrary and to the extent required by Applicable Law, the following terms and conditions shall apply to all Awards granted to residents of the State of California:

1.	Awards shall be nontransferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Board, in its discretion, may permit distribution of an Award to an inter-vivos or testamentary trust in which the Award is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in Rule 16a-1(e) of the United States Exchange Act of 1934.

2.	Unless employment is terminated for Cause, the right to exercise any vested part of an Option in the event of termination of employment, to the extent that the grantee is otherwise entitled to exercise an Option on the date employment terminates, shall be

a.	at least six months from the date of termination of employment if termination was caused by death or permanent disability; and

b.	at least 30 days from the date of termination if termination of employment was caused by other than death or permanent disability;

c.	but in no event later than the remaining term of the Option.

3.	Any Award exercised before shareholders’ approval is obtained shall be rescinded if stockholder approval is not obtained within 12 months of the Board’s adoption of the Plan.

4.	Notwithstanding the provisions of the Plan, the Board shall not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval pursuant to Section 25102(o) of the California Corporations Code or the Code or the regulations promulgated thereunder as such provisions apply to Incentive Stock Option plans.

5.	No Option shall be granted to a grantee who is a resident of California more than ten (10) years after the earlier of the date of adoption of the Plan or the date the Plan is approved by the shareholders and in no event beyond the date set forth in Section 15 of the Plan.

ACTLIS NETWORKS, INC.
2025 EQUITY INCENTIVE PLAN
ISRAEL SUBPLAN

1. Special Provisions for Israeli Participants

a. This Subplan (the “Subplan”) to the Actelis Networks, Inc. 2025 Equity Incentive Plan (the “Plan”) are intended to apply only to persons who are deemed to be residents of the State of Israel for tax purposes, on the grant date or are otherwise subject to taxation in Israel with respect to Awards.

b. This Subplan applies with respect to Awards, including for the avoidance of doubt, Stock Options, Restricted Shares, Restricted Share Units, and other equity-based awards, granted under the Plan but excluding any Award that is not settled only in the common stock of the Company or otherwise has been deemed by the ITA as unqualified to participate in102 Capital Gains Track Grant. The purpose of this Subplan is to establish certain rules and limitations applicable to Awards and Shares that may be granted or issued under the Plan from time to time, in compliance with the securities and other Applicable Laws currently in force in the State of Israel. Except as otherwise provided by this Subplan, all grants made pursuant to this Subplan shall be governed by the terms of the Plan. This Subplan complies with, and is subject to, the ITO and Section 102.

c. The Plan and this Subplan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Subplan and the Plan, the provisions of this Subplan shall govern with respect to grant to Israeli Participants.

2. Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Subplan:

“3(i) Award” means an Award which is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) and Section 102(b)(3) of the ITO pursuant to which all or a part of the income resulting from the sale of Shares is taxable as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Shares derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Affiliate” means any “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined in Section 32(9) of the ITO, currently defined as an individual who prior to the grant or as a result of the grant or exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% or more of the outstanding share capital of the Company, (ii) 10% or more of the voting power of the Company, (iii) the right to hold or purchase 10% or more of the outstanding equity or voting power, (iv) the right to obtain 10% or more of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Deposit Requirements” means with respect to a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Subplan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (i) a copy of resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of Board’s approval of such Award, including full details of the terms of the Awards, (ii) a copy of the Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Board’s approval of such Award, and (iii) with respect to an Award of Restricted Share, either a share certificate and copy of the Company’s share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within 90 days of the date of the Board’s approval of such Award.

“Election” means the Company’s choice, in its full and absolute discretion, of the type of 102 Trustee Grants it will make under the Plan (as between capital gains track or ordinary income track), as filed with the ITA.

“Eligible 102 Participant” means a Participant who is employed by an Affiliate, which for the avoidance of doubt, includes the Company, including an individual who is engaged personally (and not through an entity) as a director or an office holder by an Affiliate, who is not a Controlling Shareholder.

“Israeli Fair Market Value” means with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means (i) an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee; or (ii) an Award held by the trustee but that does not qualify to participate the tax arrangement under Section 102(b) of the ITO.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which 102 Trustee Grants granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the date of the adoption of this Subplan, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant of the Award and for 102 Ordinary Income Track Grant is 12 months from the date of grant of the Award.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” means the provisions of Section 102 of the ITO, as amended from time to time.

“Trust Agreement” means the agreement to be signed between the Company and/or an Affiliate and the Trustee for the purposes of Section 102.

“Trustee” means a person or entity designated by the Board to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3. Types of Awards

a. Awards made pursuant to this Subplan shall be made pursuant to either (i) Section 102(b)(2) or 102(b)(3) of the ITO as 102 Capital Gains Track Grants, (ii) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants, or (iii) Section 102(c) of the ITO as Non-Trustee Grants, or (iv) Section 3(i) of the ITO as 3(i) Awards.

b. Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Subplan. Participants who are not Eligible 102 Participants may be granted only 3(i) Awards under this Subplan.

c. No 102 Trustee Grants may be made effective pursuant to this Subplan until 30 days after the date upon which the requisite filings required by the ITO and the Rules have been made with the ITA, including the filing of the Plan and this Subplan and any amendment to the Plan or the Subplan, to the extent applicable.

d. The Award Agreement shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant, or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4. Terms and Conditions of 102 Trustee Grants

a. The Company, in its discretion shall have an Election regarding the type of 102 Trustee Grant it chooses to make and shall have such Election filed with the ITA. Once the Company (or its Affiliate) has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

b. Each 102 Trustee Grant will be deemed granted on the date approved by the Board of Directors and stated in an Award Agreement, provided that the Company has also complied with any applicable Deposit Requirements.

c. Each 102 Trustee Grant granted to an Eligible 102 Participant and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period by the Trustee (or be subject to supervisory trustee arrangement if approved by the ITA, as the case may be). After termination of the Required Holding Period, the Trustee may release such Awards and any Shares issued with respect to such Awards, provided that either (i) the Trustee has received an acknowledgment from the ITA that the release of such Awards is not subject to, or is exempt from, withholding taxes as evidenced in a valid certificate or a tax ruling issued by the ITA, or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Grants or shares issued with respect to the 102 Trustee Grants prior to the full payment of the Eligible 102 Participant’s tax liabilities.

d. Each 102 Trustee Grant shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Subplan, or Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals of the ITA not expressly specified in this Subplan or any document evidencing an Award that is necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For the avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any Applicable Law, and, particularly, Section 102 and the Deposit Requirements. With respect to 102 Capital Gain Track Grants, to the extent that the Shares are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO will apply with respect to the Israeli tax rate applicable to such Awards (including Restricted Share Units and Stock Options whose exercise price is lower than the Israeli Fair Market Value of the Shares on the date of grant).

e. During the applicable Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Awards and Shares received subsequently following any realization of rights derived from Awards or Shares to the Eligible 102 Participant or to a third party, unless permitted to do so by Applicable Law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to Applicable Law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities, and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the the Plan, any applicable Award Agreement and Applicable Law. To avoid doubt such sale or release during the applicable Required Holding Period may result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the applicable Required Holding Period).

f. In the event a share dividend is declared with respect to Shares that derive from Awards granted as 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant, in accordance with the Plan, after deduction of taxes and mandatory payments, in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA. In the event of a cash dividend that is distributed prior to the lapse of the Required Holding Period, at the Company’s election, such distributions will be held by the trustee until the lapse of the Required Holding Period. The Company may require the Eligible 102 Participant to provide collateral and assurances, that if the applicable Grant does not complete the Required Holding Period or otherwise is disqualified from participating in the 102 Capital Gains Track, the Trustee will be provided with sufficient funds to fulfill the tax withholding with respect to such cash dividend and any interest and fines that the Trustees, the Company or an Affiliate, have suffered due to any deficiency of the withholding tax with respect to such cash dividend.

g. If an Award granted as a 102 Trustee Grant is exercised or settled during the applicable Required Holding Period, the Shares issued upon such exercise or settlement shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant (or be subject to a supervisory trustee arrangement if approved by the ITA). If such an Award is exercised or settled after the Required Holding Period ends, the Shares issued upon such exercise or settlement shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and this Subplan.

h. To avoid doubt, and notwithstanding anything to the contrary in the Plan, it is clarified that the grant of certain types of equity-based Awards under the 102 Capital Gains Track are subject to the confirmation and approval of the ITA. In addition, any Award granted under the 102 Capital Gains Track is meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, and therefore the Plan and the Subplan are to be read such that they comply with the requirements of Section 102. Should any provision in the Plan and/or the Subplan disqualify the Plan and/or the Subplan and/or any Award granted under Section 102 Capital Gain Track granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such Awards and the underlying Shares unless the ITA provides approval of compliance with Section 102.

i. Notwithstanding the provisions of the Plan, (i) no Award granted under this Subplan may be settled in cash, (ii) The exercise price of Stock Options may be lower than the exercise price set forth in Sectio 6€ of the Plan, and (iii) Performance Objectives and the determination thereof shall comply with the ITA circulars and rules published on the matter.

5. Terms and Conditions of Non-Trustee Grants

Non-Trustee Grants shall be subject to the relevant provisions of Section 102 and the applicable Rules. The Board may determine that Non-Trustee Grants, the Shares issuable upon the exercise or vesting of a Non-Trustee Grant shall be allocated or issued to the Trustee, who shall hold such Non-Trustee Grants and all accrued rights thereon in trust for the benefit of the Participant, until the full payment of tax arising from the Non-Trustee Grant (and/or any right issued thereunder). The Company may choose, alternatively, to require the Participant to provide the Company with a guarantee or other security, to the satisfaction of each of the Trustee and the Company, until the full payment of the applicable taxes

6. Terms and Conditions of 3(i) Awards

To the extent required by the ITO or the ITA or otherwise deemed by the Board to be advisable, the 3(i) Awards and/or any Shares issued thereunder shall be issued to a Trustee or any other custodian. In such event, the Trustee shall hold such Awards and any right issued thereunder in trust, until exercised by the Participant or (if applicable) vested, and the full payment of tax arising therefrom, pursuant to the Company’s instructions from time to time as set forth in a trust agreement, which will have been entered into between the Company and the Trustee. If determined by the Board, and subject to such trust agreement, the Trustee shall be responsible for withholding any taxes to which a Participant may become liable upon issuance of Shares. Shares issued pursuant to a 3(i) Award shall not be issued, unless the Participant delivers to the Company payment in cash or by bank check or such other form acceptable to the Board of all withholding taxes due, if any, on account of the Participant acquiring Shares or the Participant provides other assurance satisfactory to the Board of the payment of those withholding taxes.

7. Assignability

As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. Shares issued under the Plan or under an Award shall be transferable in accordance with the provisions of the Plan.

8. Tax Consequences

a. Any tax consequences arising from the grant or settlement of any Award, the vesting or exercise of any Stock Option, the issuance, sale, transfer or otherwise disposal and payment for the Awards and Shares covered thereby, or from any other event or act (of the Company and/or its Affiliates and/or the Trustee and/or the Participant) relating to an Award or Shares issued thereupon shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares or any consideration received for such Award or Shares; (iii) withholding otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld; and/or (iv) causing the exercise and sale of any Awards or Shares held by on behalf of the Participant or selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to the Participant’s authorization as expressed by acceptance of the Award under the terms herein), to the extent permitted by Applicable Law or pursuant to the approval of the ITA. In addition, the Participant will be required to pay any amount (including penalties) that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

b. With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

c. The Company does not represent or undertake that an Award will qualify for or comply with the requisites of any particular tax treatment (such as the 102 Capital Gains Track), nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability of any kind or nature in the event that, as a result of applicable law, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed to not qualify for any particular tax treatment.

9. Securities Laws

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

10. Governing Law

This Subplan shall be governed by, construed and enforced in accordance with the laws of the State of Israel.